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                                                                   EXHIBIT 10.04


                             EMPLOYMENT AGREEMENT
                             --------------------


by and between

Mulder & Partner GmbH & Co. KG, represented by its general partner Mulder Beteiligungsverwaltung GmbH, here represented by its newly appointed managing director with power to represent alone Mr. Gerard Clery-Melin, Kurfuerstendamm 102, D-10711 Berlin,

                              - the following referred to as "Company"-

joined by


Heidrick & Struggles International Inc., Sears Tower, 233 S. Wacker Drive, Chicago Illinois 60606-6303, USA, here represented by its President and Chief Executive Officer with power to represent alone Mr. Gerard Clery-Melin, for the limited purpose to fulfil item I. 3 hereof and to guarantee the fulfillment of this agreement by Company,


                              - the following referred to as "HSI"-

and


Dr. Jurgen B. Mulder. Kleebergstrasse 5, 60322 Frankfurt


                              - the following referred to as "the Partner"-

I.   DATE, DUTIES, TITLE


     (1) This Agreement enters into force as of October 1, 1997 and shall be of indefinite duration.

     (2) The Partner shall work as a consultant in executive search. He shall acquire executive search orders and successfully implement them according to the high quality level and the current version of the Heidrick & Struggles directives and standards.

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                                                                             -2-

          (3) the Partner shall have the title of "Partner" of HSI and shall work in the office of Frankfurt. The Partner shall be elected to Directorship of HSI (Member of the Board) at the next HSI shareholders meeting. The Partner shall have access to the shareholding of HSI in accordance with the stock programm (the programm currently applicable is attached as Exhibit 1) as Director and shall enjoy all rights of a Director of HSI as of the entering into force of this Agreement. For the application of the stock programm the shares to be issued to the Partner pursuant to the Purchase Agreement concerning the Partner's share interest in the Company shall be taken into consideration.

     II.  Compensation

     (1) The Partner's compensation follows the compensation policy of the Company as in force from time to time. The present version is attached to this contract as Exhibit 2. The Company uses the total cost to the firm ("TCF") concept which includes in the total compensation the cost components listed in Exhibit 3. The total compensation of the Partner includes:

          .    a fixed base compensation consisting of the base salary and the
               TCF cost components listed in Exhibit 3, and
          .    a bonus (including pension contribution according to II 4).

          The total compensation shall be at minimum the fixed base compensation. In case that the total compensation determined by the HSI compensation system is less than the fixed base compensation ("negative bonus") the Partner shall not be required to pay back the negative balance.

     (2)  Base Salary.

          The gross salary of the partner is DM 875,000.00 per annum payable in twelve equal monthly installments at the end of each month. This salary covers overtime and week-end work. Revision of the base salary shall be considered by the parties once a year and shall need the mutual agreement of either party to become effective.

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                                                                             -3-


(3)  Fringe Benefits.

     The Company shall pay the employer's contribution to the social security institutions. Accident insurance, health insurance, life insurance and luggage insurance shall be provided by the Company either by continuing the contracts existing at the time this contract becomes effective or through new and/or revised contracts. The amounts covered shall remain unchanged unless agreed otherwise by the parties. The cost of the fringe benefits, including the insurance coverage, are part of the base compensation of the Partner (base TCF).

(4)  Pension.

     The Partner is entitled to a pension according to the terms of the pension scheme existing at the Company on the date this contract entered into force. The parties are aware that the Company and Victoria Lebensversicherung AG have agreed on a group insurance contract of December 1, 1978, which covers the claims of the Partner. The Company shall provide for the payment of the premiums which become due in the future under this insurance contract being continued. Any assignment or pledge of the claims arising out of this insurance contract by the Company to a third party are excluded and ineffective with respect to the Partner: the existing pledges in the favour of the Partner shall remain in force. A Partner shall be entitled to the payment of the pension even if the employment with the Company has not yet been terminated. Such payments shall not be calculated against the Partner's compensation.

     The premiums which become due under this insurance contract shall be deducted from the Partner's bonus. The pension shall be increased yearly by the amount by which expected insurance payments out of the group insurance contract of the Victoria Lebensversicherung AG to the respective Partner are increased according to the calculation of the actuary of the Company.



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                                                                             -4-

          In case that the employment of the Partner ends before having acquired a vested interest in the pension, the claims out of the group insurance attributable to the Partner shall be assigned to the Partner.

(5)       Bonus.

          The bonus shall be determined according to the Company cash compensation policy as in force from time to time.

(6)       Integration Period.

          The parties agree that the following exceptions will apply to the above described compensation arrangements in order to facilitate the transition between the compensation system existing until effective date at the Company and the newly to be introduced HSI compensation system.

          (a) Year 1997:

              For the period starting on effective date until December 31, 1997, the Partner shall be compensated in accordance with the Company's compensation system in force as of effective date, which will be applied consistently with its application prior to the entering into force of this contract.

          (b) Advance against Bonus:

              Exceptionally in the year 1998, advances against 1998 bonus shall be paid to the Partner as follows:


              - in June 1998, an amount of DM 520,000.00 gross and
              - in October 1998, an amount of DM 520,000.00 gross.

              From these gross amounts, the compulsory withholding will be deducted, in conformity with legislation.







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                                                                             -5-

          These advances will be deducted from the 1998 bonus. If for any reason it appears that the advances exceed the final bonus, the excess shall be promptly repaid by the Partner to the Company. The partner agrees that the Company has the right to deduct the excess from any payment of any kind due to the Partner by the Company of by HSI.

     (c)  Years 1998, 1999, 2000:

          For the integration period (years 1998, 1999, 2000), an equalisation mechanism shall apply as described in (S) 5 of the Purchase Agreement between the Partner and a subsidiary of HSI concerning the sale of the limited partnership interest in the Company to a subsidiary of HSI. During the integration period as an exception the level in the range of the guideline compensation formula which will be used for determining the Partner's total compensation shall not be influenced by the quality and partnership evaluation of the Partner but shall be the average level used for all the Partners of HSI. As of January 1, 2001, the Partner's compensation shall follow strictly the then Company compensation policy without any exception.

III. VACATION.

     1. Per calendar year the right for vacation comprises thirty work days unless agreed otherwise. Saturdays, Sundays and legal holidays are not to be considered as work days. There shall be no carry forward of holidays for work done for the Company prior to effective date.

     2. The date of holidays shall take into account the requirements of the Company's business and be discussed with the managing director. The preferred holiday date of the Partner shall adequately be considered.

     3. If holidays can not be taken in the calendar year in which they come into existence due to important business considerations, it can be taken until March 31 of the following year. Thereafter the claim for holidays ends without any compensation due therefore.
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                                                                             -6-

IV.  BUSINESS EXPENSES AND COMPANY CAR.

     1. Necessary travel expenses and other expenses of the Partner within his work for the Company shall be reimbursed against proof as far as adequate and tax deductable.

     2. The Partner is entitled to a Company car of the upper class (e.g. S-class Mercedes Benz, BMW 7 or a car of the same price level). All cost of the company car such as maintenance, car tax, car insurance and gas shall be paid by the Company and are not part of TCF. The Partner may use the company car for private purposes. Taxes on the private use as payment in kind shall be paid by the Partner according to the salary tax provisions applicable from time to time. If the Partner does not use a company car he shall be entitled to an allowance per kilometer for use of his own car in such an amount as permitted by tax law.

     3. The Partner is entitled to a second telephone connection in his home which shall be used exclusively for business purpose, a mobile phone and a car phone. The cost for the purchase and the installation of such telephone connections as well as the basic and current telephone charges shall be borne by the Company and are not part of the TCF.

V.   SICKNESS AND DEATH

     1. Each case of incapacity (Arbeitsunfahigkeit) due to sickness shall be made known to the Company without undue delay.

     2. At the latest after three days of incapacity a medical confirmation shall be presented which confirms the incapacity and its potential duration.

     3. In case of a sickness which the Partner can not be made responsible for the contractual total compensation shall be paid for further six months.

     4.   In case of death bonus earned shall be paid to the Partners' heirs.

VI.  EXCLUSIVITY, CONFIDENTIALITY

     (1) The Partner shall make all his work capacity available to the Company. He shall not during the duration of this contract do any work for which he gets paid or for which normally a compensation is paid with the exception of speeches and seminars which are made for business promotion purposes. In that case the payment belongs to the Company.

     (2) The Partner shall not disclose to third parties any confidential information or any other information on the Company and its business during or after the duration of this employment agreement.

     (3) In case this employment agreement ends the Partner shall return to the Company all Company documents and other items. This comprises also notes and copies of documents made by the Partner. There shall be no retention right in these documents and items.

VII. TERM AND TERMINATION.

     1. The contract is entered into for an indefinite period of time. It shall end when the Partner turns 68 years of age, but not before December 31, 2002. It may be further extended by mutual agreement of the Company and the Partner.

     2. The Company is entitled to terminate the contract with 6 months written notice to the end of a quarter, the Partner is entitled to terminate with 3 months written notice to the end of a quarter (ordentliche Kundigung).

     3. The right for termination for cause (ausserordentliche Kundigung) of both Parties shall remain unaffected.

     4. The Parties agree that in any case of termination for cause or not for cause, whether by the Company or by the Partner, the Company shall be entitled to free the Partner from his obligation to work. In such case the right of the Partner to the Company car ends.

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                                                                             -8-

VIII. FINAL PROVISIONS.

      1. The prior employment contract of the Partner with the Company is herewith repealed. For labor law purposes the Partner shall be considered as being employed since his first employment with the Company or its legal predecessor started.

      2. This contract comprises all agreements between the Partner and the Company in relation to the employment relationship. Changes of this contract shall required written form.

      3. HSI herewith guarantees the fulfillment of the obligations of Company under this Employment Agreement.

      4. The English version of the contract is exclusively binding even if translations into the German language are prepared.

      5. If any provision of this contract shall be or become invalid or are unenforceable the validity and enforceability of the other provisions of this contract shall remain unaffected. The parties shall agree on a valid provision which as closely as possible achieves the economic effect of the unvalid or unenforceable provision. The same shall apply in case of incompleteness of the contract.

Berlin, September 25, 1997


Gerard Clery-Melin
/s/ Gerard Clery-Melin
__________________________________________
Mulder & Partner KG


                                   /s/ Jurgen M. Mulder
                                   ________________________________________
                                   Partner


Gerard Clery-Melin
/s/ Gerard Clery-Melin
__________________________________________
Heidrick & Struggles International Inc.
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                                                                             -9-

                   LIST OF EXHIBITS TO EMPLOYMENT AGREEMENT
                   ----------------------------------------



1. HSI Stock Programm

2. HSI Compensation Policy

3. Cost components to be deducted from Bonus

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                                                                       EXHIBIT 1

                      HEIDRICK & STRUGGLES INTERNATIONAL
                      ----------------------------------

                             REVISED STOCK PROGRAM
                             ---------------------

OVERALL OBJECTIVES:
------------------

Our Partner/Director - Stockholders are the foundation of our corporate partnership. They represent our assets as well as contribute to and share the Firm's equity.

The stock program is the "vehicle" by which we all participate in building the Firm and passing the "baton" of ownership as we move from one generation to another. We all have the same expectations that our collective contributions to the Firm (both financial and professional) will yield a fair "return" when we retire. At the same time, we want to feel that we are all "together" and being treated equally.

The stock program, therefore, must achieve general basic goals: provide sufficient equity, enable the Firm's ownership to easily pass from one generation to another, be equally administered among the Partners, and generate an average return of 20 to 25%.


SUFFICIENT EQUITY RATIO:
-----------------------

Our Firm's equity (common stock plus retained earnings) should be in the range of 20 - 25% of net fee revenue. While this may vary from year to year, over the long term, this ratio is needed to provide adequate capital. One of the stock program's goals is to maintain this ratio.

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STOCK PROGRAM - IN GENERAL:
--------------------------


To achieve the goals of the Stock Program, the following principles have been and need to be followed:

1. The amount of stock to be purchased annually per Partner/Director is reviewed by the Executive Committee and presented to the Board.

2. The standard amount of stock to be owned by any one Partner/Director is reviewed regularly by the Executive Committee and presented to the Board. Anyone over the standard is given the opportunity to sell back to "overage" over a period of time as approved by the Executive Committee.

3. All Directors will purchase their total amount of stock (up to the standard number) within seven years or less, on a regular annual basis.

4. All stock will be purchased between January and March 31st of each year. The payment details will be arranged with each Partner/Director.

     Note: The Firm will approve the pledging of shares with a bank to help a Partner obtain financing.

All shares are purchased at the December 31 book value of the year immediately preceding the purchase. (If the final book value is not known at the sale date, an estimated value will be used and an adjustment will be made when the final book value is known.)


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STOCK PROGRAM
-------------


The Stock program is as follows:

1. Partners may purchase up to $10,000 worth of shares after their appointment and in each subsequent year.

2. New Directors must purchase shares up to a level of $50,000 upon their election.

3. Directors who own less than the standard amount of shares must purchase a minimum of $25,000 worth of shares each year until they reach the standard amount.

4.  The standard amount of stock to be owned by each Director is $200,000.

5.  Directors may purchase additional shares until they reach 5,000 shares.
    This is subject to the Executive Committee verifying that this does not create unreasonable dilution.
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                                                                       EXHIBIT 2

                   EUROPEAN PARTNER CASH COMPENSATION POLICY
                   -----------------------------------------

1.   CASH COMPENSATION DETERMINATION PROCEDURE
     -----------------------------------------

     Annually, in February-March, the level of total cash compensation is reviewed by each Partner's Manager. The Manager's recommendations are brought to the President and the Compensation Committee for discussion, review and further authorization. All bonuses are discretionary, and are not earned in whole or in part unless and until authorized by the Compensation Committee and the Board of Directors or the Executive Committee of the Board. In particular, no bonus is payable to a Partner who has left the Firm or is under notice for whatever reason at the time of the Compensation review. Also the Firm's profitability is always an important consideration in the bonus determination process.

2.   PARTNER CASH COMPENSATION GUIDELINES - GERMANY
     ----------------------------------------------

     In general, TCF total compensation (Total Cost to the Firm) guidelines will fall within the following ranges:
     10-15% of BILLINGS up to 150,000 DEM
     15-20% of BILLINGS between 150,000 and 700,000 DEM
     20-25% of BILLINGS over 700,000 DEM
     10-15% of SOB up to 150,000 DEM
     15-20% of SOB between 150,00 and 700,000 DEM
     20-25% of SOB between 700,000 and 1,000,000 DEM
     25-30% of SOB over 1,000,000 DEM

     Note that the above mentioned ranges are subject to potential revisions from time to time by the Executive Committee.

     Within the ranges, two critical factors evaluated by Management - Quality and Partnership - will determine where in the five percent spread individual Partners may be paid. (See the next page for some of the criteria to be evaluated for each of these two factors.) The average Partner will be at the midpoint of the range. Consideration of the two factors is not limited to a single year's performance - weight also may be given to prior years' factors.

NOTE 1:
-------

     Principals are paid an agreed-upon level of cash compensation which is not tied to the Partner cash compensation guidelines. Fee and SOB numbers will be recorded for all Principals and will be reviewed when Principals are reviewed. While Fee and SOB numbers generally are viewed as a measure of a Principal's progress, special, discretionary bonus consideration may be given if the numbers and performance justify additional compensation in the opinion of the Compensation Committee and is approved by the Executive Committee of the Board of Directors or the Board of Directors.

NOTE 2:
-------

     The above policy, procedure and guidelines are subject to amendment/modification, at any time, by the Board of Directors or the Executive Committee of the Board.

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QUALITY
-------

 .  Completion ratio (one year and three years)
 .  Time to complete
 .  Confirmation level
 .  Searches open over 6 months
 .  Observance of quality standards
 .  Quality of client portfolio
 .  Search administration
 .  Client survey


PARTNERSHIP
-----------

 .  Pass-offs
 .  Assistance to others on searches and potential searches
 .  Attitude towards staff and support staff
 .  Mentoring of new staff
 .  Notable non-billable activities
 .  Partners/Principals opinion survey
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                                                                       EXHIBIT 3


         Total Cost to the Firm ("TCF") to be deducted from the bonus:
         -------------------------------------------------------------

- Base salary

- Social costs

- Benefits such as: life insurance, accident insurance etc.

- Pension contribution (insurance premium)

- Club dues